Exhibit 99.1

Power Solutions International Announces Second Quarter 2022 Financial Results

Net Income of $1.4 Million, an Improvement of $16.9 Million

Adjusted Net Income of $2.4 million, an Improvement of $6.1 Million

Adjusted Earnings Per Share of $0.10 Versus Adjusted Loss Per Share of $0.16,

an Improvement of $0.26

Gross Profit Growth of 39%; Operating Expense Declines by 46%

Power Systems and Industrial End Market Sales Grow by 91% and 58%, Respectively, in the Second Quarter

WOOD DALE, Ill., August 11, 2022 — Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced second quarter 2022 financial results.

Second Quarter 2022 Results

Sales for the second quarter of 2022 were $120.5 million, an increase of $9.0 million, or 8%, versus the comparable period last year, a result of sales increases of $22.3 million and $21.5 million in the power systems and industrial end markets, respectively, partly offset by a $34.9 million decline in the transportation end market, which was expected during the year as the Company focuses on driving improved long-term profitability. Further, overall sales in the second quarter of 2022 continued to reflect supply chain challenges that impacted the Company’s ability to timely meet certain orders. Higher power systems end market sales were attributable to increased sales across various categories, including within standby, demand response, and to customers that have traditionally served the oil and gas market. Higher industrial end market sales are primarily due to increased demand for products across various applications, with the largest increase attributable to products used within the material handling/forklift market. The decreased sales within the transportation end market were primarily attributable to lower sales in the medium duty truck market, coupled with lower sales of school bus products.

Gross profit increased by $5.1 million, or 39%, during the second quarter of 2022 as compared to the prior year. Gross margin in the second quarter of 2022 was 15.2%, an increase of 3.4 percentage points compared to 11.8% last year, primarily due to the impact of higher sales, improved mix and pricing actions, partly offset by higher warranty expenses, among other items. For the three months ended June 30, 2022, warranty costs were $2.2 million, an increase of $1.5 million compared to warranty costs of $0.7 million last year, due largely to a benefit of $3.3 million for adjustments to preexisting warranties recorded during the second quarter of 2021. A majority of the warranty activity is attributable to products sold within the transportation end market. Notwithstanding the higher warranty expense during the second quarter of 2022, the Company experienced first half 2022 warranty expenses that were lower by $5.6 million versus the first half of 2021, due largely to lower charges for transportation end market engines during the first half of 2022 in part attributable to a contract revision.

Operating expenses decreased by $12.8 million, or 46%, versus the comparable period in 2021, due to lower selling, general and administrative costs of $11.1 million primarily attributable to lower legal costs related to the Company’s indemnification obligations of former officers and employees, driven largely by decreased spending activity during the second quarter of 2022 in relation to the United States Attorney’s Office for the Northern District of Illinois’ trial involving former officers and employees, which concluded in September 2021. Additionally, research, development and engineering (“R&D”) expenses declined by $1.6 million during the second quarter of 2022 versus the prior year, primarily due to lower wages and benefits driven by reduced headcount and the timing of projects.

Interest expense was $2.7 million in the second quarter of 2022 as compared to $1.5 million in the prior year, largely due to higher average outstanding debt and a higher overall effective interest rate on the Company’s debt during the second quarter of 2022.

The Company recorded an income tax benefit of $0.8 million and $0.5 million for the second quarters of 2022 and 2021, respectively. The increase in the tax benefit for the second quarter of 2022 is primarily related to the impact of amended state returns.

Net income in the second quarter of 2022 was $1.4 million, or $0.06 per share, versus a net loss of $15.6 million, or a loss of $0.68 per share for the comparable prior year period. Adjusted net income was $2.4 million, or Adjusted earnings per share of $0.10, versus Adjusted net loss of $3.8 million, or Adjusted loss per share of $0.16 for the second quarter of 2021. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was positive at $6.0 million compared to an Adjusted EBITDA loss of $0.5 million in the second quarter last year.

See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

First Half 2022 Financial Results

Sales for the first half of 2022 were $219.4 million, an increase of $7.8 million, or 4%, versus the same period last year. Net loss for the first half of 2022 was $1.2 million, an improvement of $32.5 million, largely attributable to a $14.8 million increase in gross profit, coupled with an operating expense decline of $18.9 million, versus the prior year.

Debt Update

The Company’s total debt was approximately $211 million at June 30, 2022, while cash and cash equivalents were approximately $3 million. This compares to total debt of approximately $196 million and cash and cash equivalents of approximately $2 million at March 31, 2022. Included in the Company’s total debt at June 30, 2022 were borrowings of $130 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank (the “Credit Agreement”) and borrowings of $25 million, $50 million, and $5 million under the Second, Third and Fourth Shareholder’s Loan Agreements, respectively, with Weichai America Corp., the Company’s majority stockholder. The Credit Agreement includes financial covenants which were effective for the three months ended June 30, 2022, including an interest coverage ratio and a minimum EBITDA threshold, as further defined in the Credit Agreement. For the three months ended June 30, 2022, the Company was in compliance with the covenants.

Outlook for 2022

The Company expects its sales for the full year of 2022 to increase by at least 3% versus 2021 levels, the result of expectations for strong growth in the industrial and power systems end markets, partly mitigated by an expected reduction in sales in the transportation end market as the Company focuses on driving improved long-term profitability. Gross profit as a percentage of sales is targeted to improve by at least 6 percentage points in the full year of 2022.

Further, in the second half of 2022, the Company anticipates continued year-over-year growth in the industrial and power systems end markets, partly offset by a reduction in the transportation end market. However, transportation end market sales in the second half of 2022 are anticipated to exceed first half 2022 levels. The Company also anticipates greater R&D spending during the second half of 2022 as compared to the first half of 2022 as it continues to work on the expansion of its heavy-duty engine platform to drive long-term growth. Lastly, operating cash flow during the second half of 2022 is expected to improve versus the first half of 2022.

Notwithstanding this outlook, which is being driven in part by expectations for an improvement in supply chain dynamics, including timelier availability of parts, and a continuation of favorable conditions across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the COVID-19 pandemic, among other factors.

Management Comments

Dino Xykis, interim chief executive officer, commented, “We saw a turnaround in our results during the second quarter as we generated sales growth and a significant improvement in our gross margin and profitability despite ongoing supply chain challenges. We are also pleased with our operating expense decline of 46 percent during the quarter driven largely by a reduction in legal indemnification costs, which should be behind us as we move forward.”

“As we move into the second half of 2022, we’ll continue to focus on driving improved year-over-year results, while at the same time investing in the expansion of our engine products.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the impact of the ongoing COVID-19 pandemic could have on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Northern District of Illinois (the “USAO”); variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC, which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; impact on the global economy of the war in Ukraine; the impact of supply chain interruptions and raw material shortages; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

(630) 509-6470

Philip.Kranz@psiengines.com

Condensed consolidated results of operations for the three and six months ended June 30, 2022 compared with the three and six months ended June 30, 2021 (UNAUDITED):

	For the Three Months				For the Six Months
	Ended June 30,				Ended June 30,
(in thousands, except per share amounts)	2022	2021	Change	% Change	2022	2021	Change	% Change
Net sales	$120,479	$111,478	$9,001	8%	$219,426	$211,649	$7,777	4%
Cost of sales	102,158	98,284	3,874	4%	184,388	191,385	(6,997)	(4)%

Gross profit	18,321	13,194	5,127	39%	35,038	20,264	14,774	73%
Gross margin %	15.2%	11.8%	3.4%		16.0%	9.6%	6.4%
Operating expenses:
Research, development and engineering expenses	4,554	6,111	(1,557)	(25)%	9,113	12,335	(3,222)	(26)%
Research, development and engineering expenses as a % of sales	3.8%	5.5%	(1.7)%		4.2%	5.8%	(1.6)%
Selling, general and administrative expenses	9,995	21,089	(11,094)	(53)%	21,380	36,900	(15,520)	(42)%
Selling, general and administrative expenses as a % of sales	8.3%	18.9%	(10.6)%		9.7%	17.4%	(7.7)%
Amortization of intangible assets	531	633	(102)	(16)%	1,072	1,267	(195)	(15)%

Total operating expenses	15,080	27,833	(12,753)	(46)%	31,565	50,502	(18,937)	(37)%

Operating income (loss)	3,241	(14,639)	17,880	122%	3,473	(30,238)	33,711	111%
Other expense, net:
Interest expense	2,670	1,469	1,201	82%	5,115	3,630	1,485	41%
Other expense (income), net	—	1	(1)	NM	—	1	(1)	NM

Total other expense, net	2,670	1,470	1,200	82%	5,115	3,631	1,484	41%

Income (Loss) before income taxes	571	(16,109)	16,680	104%	(1,642)	(33,869)	32,227	95%
Income tax benefit	(787)	(538)	(249)	46%	(401)	(148)	(253)	171%

Net income (loss)	$1,358	$(15,571)	$16,929	109%	$(1,241)	$(33,721)	$32,480	96%

Earnings (Loss) per common share:
Basic	$0.06	$(0.68)	$0.74	109%	$(0.05)	$(1.47)	$1.42	97%
Diluted	$0.06	$(0.68)	$0.74	109%	$(0.05)	$(1.47)	$1.42	97%

Non-GAAP Financial Measures:
Adjusted net income (loss) *	$2,353	$(3,774)	$6,127	162%	$1,474	$(16,730)	$18,204	109%
Adjusted earnings (loss) per share – diluted *	$0.10	$(0.16)	$0.26	163%	$0.07	$(0.72)	$0.79	110%
EBITDA *	$4,959	$(12,828)	$17,787	139%	$6,938	$(26,527)	$33,465	126%
Adjusted EBITDA *	$5,954	$(476)	$6,430	NM	$9,653	$(8,981)	$18,634	NM

NM	Not meaningful
*	See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of June 30, 2022 (unaudited)	As of December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3,448	$6,255
Restricted cash	3,450	3,477
Accounts receivable, net of allowances of $3,103 and $3,420 as of June 30, 2022 and December 31, 2021, respectively	86,804	65,110
Income tax receivable	3,098	4,276
Inventories, net	131,129	142,192
Prepaid expenses and other current assets	13,859	8,918

Total current assets	241,788	230,228

Property, plant and equipment, net	15,028	17,344
Intangible assets, net	6,712	7,784
Goodwill	29,835	29,835
Other noncurrent assets	13,686	15,347

TOTAL ASSETS	$307,049	$300,538

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$75,875	$93,256
Current maturities of long-term debt	200	254
Revolving line of credit	130,000	130,000
Other short-term financing	79,820	25,000
Other accrued liabilities	38,963	34,801

Total current liabilities	324,858	283,311

Deferred income taxes	791	1,016
Long-term debt, net of current maturities	536	25,636
Noncurrent contract liabilities	3,654	3,330
Other noncurrent liabilities	20,223	29,268

TOTAL LIABILITIES	$350,062	$342,561

STOCKHOLDERS’ DEFICIT
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,928 and 22,926 shares outstanding at June 30, 2022 and December 31, 2021, respectively	23	23
Additional paid-in capital	157,689	157,436
Accumulated deficit	(199,607)	(198,366)
Treasury stock, at cost, 189 and 191 shares at June 30, 2022 and December 31, 2021, respectively	(1,118)	(1,116)

TOTAL STOCKHOLDERS’ DEFICIT	(43,013)	(42,023)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$307,049	$300,538

POWER SOLUTIONS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2022	2021	2022	2021
Cash used in operating activities
Net income (loss)	$1,358	$(15,571)	$(1,241)	$(33,721)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	531	633	1,072	1,267
Depreciation	1,187	1,179	2,393	2,445
Stock-based compensation expense	50	123	253	232
Amortization of financing fees	446	469	1,283	1,627
Deferred income taxes	(597)	2	(225)	371
Other adjustments, net	139	(71)	482	503
Changes in operating assets and liabilities:
Accounts receivable, net	(15,566)	(7,043)	(21,706)	577
Inventory, net	7,866	(20,054)	11,048	(21,417)
Prepaid expenses and other assets	(861)	95	(1,600)	11
Accounts payable	(6,629)	24,188	(17,406)	48,475
Accrued expenses	2,469	1,022	4,175	(10,122)
Other noncurrent liabilities	(3,209)	(4,892)	(8,721)	(4,487)

Net cash used in operating activities	(12,816)	(19,920)	(30,193)	(14,239)

Cash (used in) provided by investing activities
Capital expenditures	(392)	(568)	(508)	(1,185)
Return of investment in joint venture	—	2,181	—	2,181
Other investing activities, net	—	26	—	36

Net cash (used in) provided by investing activities	(392)	1,639	(508)	1,032

Cash provided by (used in) financing activities
Repayments of long-term debt and lease liabilities	(78)	(91)	(165)	(193)
Proceeds from short-term financings	14,820	—	29,820	—
Payments of deferred financing costs	(61)	(13)	(1,786)	(2,549)
Other financing activities, net	(2)	134	(2)	134

Net cash provided by (used in) financing activities	14,679	30	27,867	(2,608)

Net increase (decrease) in cash, cash equivalents, and restricted cash	1,471	(18,251)	(2,834)	(15,815)
Cash, cash equivalents, and restricted cash at beginning of the period	5,427	26,703	9,732	24,267

Cash, cash equivalents, and restricted cash at end of the period	$6,898	$8,452	$6,898	$8,452

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended June 30, 2022. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure

Adjusted net income (loss)	Net income (loss)

Adjusted earnings (loss) per share	Earnings (loss) per common share – diluted

EBITDA	Net income (loss)

Adjusted EBITDA	Net income (loss)

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income (loss) as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted earnings (loss) per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income (loss) to Adjusted net income (loss) for the three and six months ended June 30, 2022 and 2021 (UNAUDITED):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$1,358	$(15,571)	$(1,241)	$(33,721)
Stock-based compensation [1]	50	123	253	232
Severance [2]	452	232	464	692
Internal control remediation [3]	26	310	497	703
Government investigations and other legal matters [4]	467	11,687	1,501	15,919
Discrete income tax items [5]	—	(555)	—	(555)

Adjusted net income (loss)	$2,353	$(3,774)	$1,474	$(16,730)

The following table presents a reconciliation from Income (Loss) per common share - diluted to Adjusted income (loss) per share - diluted for the three and six months ended June 30, 2022 and 2021 (UNAUDITED):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Income (Loss) per common share – diluted	$0.06	$(0.68)	$(0.05)	$(1.47)
Stock-based compensation [1]	—	0.01	0.01	0.01
Severance [2]	0.02	0.01	0.02	0.03
Internal control remediation [3]	—	0.01	0.02	0.03
Government investigations and other legal matters [4]	0.02	0.51	0.07	0.70
Discrete income tax items [5]	—	(0.02)	—	(0.02)

Adjusted income (loss) per share – diluted	$0.10	$(0.16)	$0.07	$(0.72)
Diluted shares (in thousands)	22,940	22,893	22,927	22,893

The following table presents a reconciliation from Net income (loss) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 (UNAUDITED):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$1,358	$(15,571)	$(1,241)	$(33,721)
Interest expense	2,670	1,469	5,115	3,630
Income tax benefit	(787)	(538)	(401)	(148)
Depreciation	1,187	1,179	2,393	2,445
Amortization of intangible assets	531	633	1,072	1,267

EBITDA	4,959	(12,828)	6,938	(26,527)
Stock-based compensation [1]	50	123	253	232
Severance [2]	452	232	464	692
Internal control remediation [3]	26	310	497	703
Government investigations and other legal matters [4]	467	11,687	1,501	15,919

Adjusted EBITDA	$5,954	$(476)	$9,653	$(8,981)

1.	Amounts reflect non-cash stock-based compensation expense.
2.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
3.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
4.

Amounts include professional services fees for the three and six months ended June 30, 2022 of a benefit of $0.1 million, resulting from credit for prior legal fees, and expense of $0.1 million, respectively, and expense of $10.5 million and $13.6 million, respectively, for the three and six months ended June 30, 2021, related to costs to indemnify certain former officers and employees of the Company. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 9. Commitments and Contingencies of Part I, Item 1. Financial Statements within the Company’s Form 10-Q for the quarter ended June 30, 2022, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. Also included are professional services fees and reserves related to certain other legal matters.

5.	Amounts reflect adjustments for impacts of the CARES Act for the three and six months ended June 30, 2021.